UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2018

Athersys, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-33876	20-4864095
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3201 Carnegie Avenue, Cleveland, Ohio	44115-2634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 431-9900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on June 6, 2018, Athersys, Inc. (“we” or the “Company”), its wholly-owned subsidiary, ABT Holding Company (together with the Company, “Athersys”), and HEALIOS K.K. (“Healios”) entered into a Collaboration Expansion Agreement (the “Collaboration Expansion Agreement”). Under the Collaboration Expansion Agreement, Athersys granted to Healios an exclusive right of first negotiation through September 1, 2018 (the “ROFN Period”) with respect to an option for, among other things, an exclusive license in China to use MultiStem products for the treatment of one or more of ischemic stroke, acute respiratory distress syndrome, and either trauma or an alternative indication mutually agreed upon. On August 31, 2018, Athersys and Healios amended the Collaboration Expansion Agreement to extend the ROFN Period through December 6, 2018, and on December 6, 2018, the ROFN Period was further extended to December 14, 2018.

On December 14, 2018, the ROFN Period was extended to June 30, 2019 in exchange for a $2.0 million payment from Healios. Furthermore, Healios may make an additional payment of $3.0 million to extend the ROFN Period for another six months through December 31, 2019. All such extension payments would be creditable against the option fee payable by Healios upon execution of the China option agreement, if applicable. Additionally, Healios may, at its election by notice to Athersys, apply the extension payment amounts as credits against any regulatory approval or commercial milestones for any licensed program, subject to certain limitations.

In addition to the $10 million initial payment made in June 2018 in accordance with the Collaboration Expansion Agreement, the first three $2.5 million installment payments have been received by Athersys from Healios, comprising $17.5 million of the $20 million license fee previously agreed to. The final $2.5 million installment is due on March 1, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHERSYS, INC.

By:	/s/ Laura K. Campbell
Name: Laura K. Campbell
Title: Senior Vice President of Finance

Date: December 17, 2018